Fresh Del Monte Produce Inc.

FOR IMMEDIATE RELEASE

Fresh Del Monte Produce Inc. Announces Fourth Quarter and Full Year 2017 Financial Results

CORAL GABLES, FL. - February 20, 2018 - Fresh Del Monte Produce Inc. (NYSE: FDP) today reported financial results for the fourth quarter and year ended December 29, 2017. For the full year, the Company reported earnings per diluted share of $2.39, compared with earnings per diluted share of $4.33 for 2016. Comparable earnings per diluted share for the full year 2017 were $2.44, compared with comparable earnings per diluted share of $4.74 for the full year 2016. The Company reported a loss per share of $0.13 in the fourth quarter of 2017, compared with earnings per diluted share of $0.23 in the fourth quarter of 2016. Comparable earnings per diluted share for the fourth quarter of 2017 were a loss of $0.08, compared with comparable earnings per diluted share of $0.26 in the fourth quarter of 2016.
“We were pleased with the momentum in diversifying our business in 2017,” said Mohammad Abu-Ghazaleh, Chairman and Chief Executive Officer. “Throughout the year, we continued to execute our strategic initiatives to leverage our infrastructure and keep pace with the rapidly evolving consumer needs. We expanded our diverse product suite, led by our fresh-cut category that grew by 18 percent. We extended our presence in global markets by increasing our sourcing capabilities and distribution channels around the world. Our diversification strategy is working, and the investments we have made across our business are in progress. We expect this momentum to continue as we seek opportunities, such as our pending acquisition of Mann Packing, that will further strengthen our company, drive profitability, and increase shareholder value over the long-term.”
Net sales for the year were $4,085.9 million, compared with $4,011.5 million in 2016. The increase in net sales for the full year was driven by higher sales in the Company's other fresh produce business segment. Net sales for the fourth quarter were $953.7 million, compared with $954.6 million in the prior year's fourth quarter. The decrease in net sales for the fourth quarter was due to lower sales in the Company's banana and prepared food business segments, partially offset by higher sales in the Company's other fresh produce business segment.
Gross profit for the year was $331.6 million, compared with gross profit of $461.4 million in 2016. The decrease in gross profit for the full year was primarily attributable to lower selling prices in the Company's banana and prepared food business segments and higher fruit and distribution costs in the Company's other fresh produce business segment, partially offset by lower ocean freight costs. Gross profit for the fourth quarter was $51.0 million, compared with $56.5 million in the fourth quarter of 2016. The decrease in gross profit for the fourth quarter was primarily attributable to higher fruit costs in the Company's other fresh produce business segment and lower selling prices in the Company's prepared food business segment, partially offset by lower ocean freight costs.
Operating income for the year was $152.7 million, compared with an operating income of $244.2 million in 2016. Comparable operating income was $155.1 million in 2017, compared with $265.5 million in 2016. Operating income for the fourth quarter was $2.6 million, compared with operating income of $2.9 million in the fourth quarter of 2016. Comparable operating income for the fourth quarter was $5.2 million, compared with comparable operating income of $4.6 million in the fourth quarter of 2016. The change in operating income for the full year and fourth quarter was primarily attributable to lower gross profit.
Net income attributable to Fresh Del Monte Produce Inc. for the year was $120.8 million, compared with net income of $225.1 million in 2016. Comparable net income was $123.2 million, compared with comparable net income of $246.4 million in 2016. Net income attributable to Fresh Del Monte Produce Inc. for the fourth quarter was a net loss of $6.3 million, compared with net income of $12.0 million in the fourth quarter of 2016. Comparable net loss was $3.7 million, compared with comparable net income of $13.7 million in the fourth quarter of 2016. The change in net income for the full year and fourth quarter reflects lower gross profit and higher provision for income taxes.

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Fresh Del Monte Produce Inc.

Fresh Del Monte Produce Inc. and Subsidiaries
Condensed Consolidated Statements of Income
(U.S. dollars in millions, except share and per share data) - (Unaudited)
	Quarter ended		Year ended
Income Statement:	December 29, 2017	December 30, 2016	December 29, 2017	December 30, 2016

Net sales	$953.7	$954.6	$4,085.9	$4,011.5
Cost of products sold	902.6	898.1	3,753.6	3,550.1
Other charges (1)	0.1	—	0.7	—
Gross profit	51.0	56.5	331.6	461.4

Selling, general and administrative expenses	42.2	46.8	173.2	187.4
Loss on disposal of property, plant and equipment, net (2)	4.2	5.1	3.0	—
Asset impairment and other charges, net (1)	2.0	1.7	2.7	29.8
Operating income	2.6	2.9	152.7	244.2

Interest expense, net	1.9	1.3	5.6	3.4
Other expense, net	1.4	4.7	3.0	3.4

Income (loss) before income taxes	(0.7)	(3.1)	144.1	237.4

Provision for (benefit from) income taxes	6.0	(13.6)	24.9	11.8
Net income (loss)	$(6.7)	$10.5	$119.2	$225.6

Less: Net income (loss) attributable to noncontrolling interests	(0.4)	(1.5)	(1.6)	0.5
Net income (loss) attributable to Fresh Del Monte Produce Inc.	$(6.3)	$12.0	$120.8	$225.1

Net income (loss) per ordinary share attributable to Fresh Del Monte Produce Inc. - Basic	$(0.13)	$0.23	$2.40	4.37

Net income (loss) per ordinary share attributable to Fresh Del Monte Produce Inc. - Diluted	$(0.13)	$0.23	$2.39	$4.33

Dividends declared per ordinary share	0.15	0.15	$0.60	$0.55

Weighted average number of ordinary shares:
Basic	49,224,216	51,740,318	50,247,881	51,507,755
Diluted	49,224,216	52,118,577	50,588,708	51,962,195

Selected Income Statement Data:
Depreciation and amortization	$19.8	$21.1	$80.3	$79.0

Non-GAAP Measures:
Reported net income (loss) - Diluted	$(0.13)	$0.23	$2.39	$4.33
Asset impairment and other charges, net (1)	0.04	0.03	0.07	0.57
Other (gain) loss on asset disposals, net (2)	0.01	—	(0.02)	(0.16)
Comparable net income (loss) per share - Diluted (3)	$(0.08)	$0.26	$2.44	$4.74

(1)
For 2017, asset impairment and other charges, net for the quarter ended December 29, 2017 included charges related to: (1) the write-off of an investment venture in Africa, (2) impairment of the prepared trademark in the United Kingdom, (3) insurance recoveries for previously announced natural disasters in South America, net of additional charges, and (4) expenses related to the Kunia Well Site reserve. Additionally, the year ended December 29, 2017 included insurance proceeds related to previously announced flooding in South America offset by impairment charges in South America and North America due to natural disasters and impairment charges due to flooding in Asia. For 2016, asset impairment and other charges, net for the quarter ended December 30, 2016 included $1.0 million in compensatory expense related to the former President/COO's transition and expense related to the Kunia Well Site reserve. Additionally, the year ended December 30, 2016 included $18.7 million in compensatory expense related to the former President/COO's transition, of which $9.8 million is cash. The remaining charges relate to poultry goodwill impairment in the Middle East, impairment charges related to drought conditions in Brazil and underutilized assets in Asia and Central America as well as other charges in Europe.

(2)
Other (gain) loss on asset disposals, net is included in loss on disposal of property, plant and equipment, net. Other (gain) loss on asset disposals, net for the quarter ended December 29, 2017 primarily included a net loss of $0.5 million related to asset disposals in the Middle East and South America. Other (gains) loss on asset disposals, net included a net gain of $1.0 million for the year ended December 29, 2017 primarily related to gains on maritime equipment sales. Other (gains) loss on asset disposals, net for the year ended December 30, 2016 included a gain of $8.5 million primarily related to the sale of surplus lands in Central and South America offset by a loss on vessel disposal.

(3)
Management reviews comparable net income (loss), comparable net income (loss) per share and comparable gross profit and considers these measures relevant to investors because management believes they better represent the underlying business trends and performance of the Company.

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Fresh Del Monte Produce Inc.

Fresh Del Monte Produce Inc. and Subsidiaries
Business Segment Data
(U.S. dollars in millions) - (Unaudited)

	Quarter ended
	December 29, 2017				December 30, 2016
Segment Data:
	Net Sales		Gross Profit		Net Sales		Gross Profit (Loss)

Banana	$421.3	44%	$14.7	29%	$431.1	45%	$4.6	8%
Other Fresh Produce	454.9	48%	31.4	62%	441.3	46%	37.7	67%
Prepared Food	77.5	8%	4.9	9%	82.2	9%	14.2	25%
	$953.7	100%	$51.0	100%	$954.6	100%	$56.5	100%

	Year ended
	December 29, 2017				December 30, 2016
Segment Data:
	Net Sales		Gross Profit		Net Sales		Gross Profit

Banana	$1,775.1	43%	$113.4	34%	$1,811.5	45%	$159.5	35%
Other Fresh Produce	1,997.2	49%	179.2	54%	1,852.6	46%	236.7	51%
Prepared Food	313.6	8%	39.0	12%	347.4	9%	65.2	14%
	$4,085.9	100%	$331.6	100%	$4,011.5	100%	$461.4	100%

	Quarter ended				Year ended
Net Sales by Geographic Region:
	December 29, 2017		December 30, 2016		December 29, 2017		December 30, 2016

North America	$548.6	57%	$527.4	55%	$2,382.4	58%	$2,221.5	55%
Europe	164.0	17%	153.5	16%	665.9	16%	673.1	17%
Middle East	126.7	13%	145.7	15%	518.8	13%	569.8	14%
Asia	100.2	12%	109.5	12%	460.2	11%	477.2	12%
Other	14.2	1%	18.5	2%	58.6	2%	69.9	2%
	$953.7	100%	$954.6	100%	$4,085.9	100%	$4,011.5	100%

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Fresh Del Monte Produce Inc.

Fresh Del Monte Produce Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(U.S. dollars in millions) - (Unaudited)

	December 29, 2017	December 30, 2016

Assets
Current assets:
Cash and cash equivalents	$25.1	$20.1
Trade accounts receivable, net	358.8	349.2
Other accounts receivable, net	73.6	63.0
Inventories, net	541.8	493.2
Other current assets	20.5	35.6
Total current assets	1,019.8	961.1

Investment in and advances to unconsolidated companies	2.0	2.0
Property, plant and equipment, net	1,328.3	1,272.0
Goodwill	261.9	260.9
Other noncurrent assets	154.9	157.3
Total assets	$2,766.9	$2,653.3

Liabilities and shareholders' equity
Current liabilities:
Accounts payable and accrued expenses	$382.4	$360.5
Current portion of long-term debt and capital lease obligations	0.6	0.6
Other current liabilities	10.8	8.0
Total current liabilities	393.8	369.1

Long-term debt and capital lease obligations	357.0	231.7
Other noncurrent liabilities	224.9	236.1
Total liabilities	975.7	836.9

Total Fresh Del Monte Produce Inc. shareholders' equity	1,767.4	1,791.8
Noncontrolling interests	23.8	24.6
Total shareholders' equity	1,791.2	1,816.4
Total liabilities and shareholders' equity	$2,766.9	$2,653.3

Selected Balance Sheet Data:
Working capital	$626.0	$592.0
Total debt	$357.6	$232.3

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Fresh Del Monte Produce Inc.

Fresh Del Monte Produce Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(U.S. dollars in millions) - (Unaudited)
	Year ended
	December 29, 2017	December 30, 2016
Operating activities:
Net income	$119.2	$225.6
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation and amortization	79.9	78.5
Amortization of debt issuance costs	0.5	0.5
Asset impairment charges	4.6	8.6
Loss on disposal of property, plant and equipment, net	3.0	—
Foreign currency translation adjustment	9.6	(7.1)
Other changes	14.5	16.3
Changes in operating assets and liabilities:
Receivables	(16.9)	5.8
Inventories	(49.4)	(11.8)
Other current assets	9.8	7.6
Accounts payable and accrued expenses	27.0	21.1
Other noncurrent assets and liabilities	(7.6)	(0.5)
Net cash provided by operating activities	194.2	344.6

Investing activities:
Capital expenditures	(138.5)	(146.7)
Proceeds from sales of property, plant and equipment	4.7	12.4
Purchase of businesses	—	(9.0)
Net cash used in investing activities	(133.8)	(143.3)

Financing activities:
Net borrowings (payments) on long-term debt	126.9	(26.5)
Purchase of noncontrolling interest	—	(45.0)
Distributions to noncontrolling interests, net	(4.6)	(0.2)
Net (payments) proceeds related to stock-based awards	(4)	2.9
Repurchase and retirement of ordinary shares	(142.0)	(108.4)
Dividends paid	(30.1)	(28.2)
Net cash used in financing activities	(53.8)	(205.4)

Effect of exchange rate changes on cash	(1.6)	(0.7)

Net increase (decrease) in cash and cash equivalents	5.0	(4.8)
Cash and cash equivalents, beginning	20.1	24.9
Cash and cash equivalents, ending	$25.1	$20.1

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Fresh Del Monte Produce Inc.

Full Year 2017 Business Segment Performance
(As reported in business segment data)

Bananas
Net sales for the year were $1,775.1 million, compared with $1,811.5 million in 2016. The decrease in net sales was primarily due to lower selling prices and sales volume in the Company's Middle East and Asia regions. Worldwide pricing decreased $0.41, or 3%, to $14.06 per unit, compared with $14.47 per unit in 2016. Volume was 1% lower. Gross profit for the year was $113.4 million, compared with gross profit of $159.5 million in 2016. Unit cost was in line with the prior year period.
Other Fresh Produce
Net sales for the year were $1,997.2 million, compared with $1,852.6 million in the prior year. The increase in net sales was primarily attributable to increased sales volume and higher selling prices in the Company's fresh-cut and avocado product lines. Volume was 3% higher. Gross profit for the year was $179.2 million, compared with gross profit of $236.7 million in 2016.
Gold pineapple - Net sales were in line with the prior year period. Volume increased 7%. Pricing decreased 7%. Unit cost was in line with the prior year period.
Fresh-cut - Net sales increased 18% to $607.8 million. Volume increased 15%. Pricing increased 2%. Unit cost was 7% higher.
Avocados - Net sales increased 37% to $314.9 million. Volume increased 5%. Pricing increased 30%. Unit cost was 31% higher.
Non-tropical - Net sales decreased 9% to $235.7 million. Volume decreased 11%. Pricing increased 2%. Unit cost was 11% higher.
Prepared Food
Net sales for the year were $313.6 million, compared with $347.4 million in 2016, primarily the result of lower selling prices in the Company's industrial pineapple product line and lower sales volume and selling prices in the Company's canned pineapple product line. Gross profit for the year was $39.0 million, compared with $65.2 million in 2016.

Fourth Quarter 2017 Business Segment Performance
(As reported in business segment data)

Bananas
Net sales for the quarter were $421.3 million, compared with $431.1 million in the prior year's fourth quarter, primarily due to lower sales volume. Worldwide pricing increased $0.57, or 4%, to $13.51 per unit, compared with $12.94 per unit in 2016. Volume was 6% lower. Gross profit for the quarter was $14.7 million, compared with gross profit of $4.6 million in the fourth quarter of 2016. Unit cost was 2% higher than the prior year period.
Other Fresh Produce
Net sales for the quarter increased to $454.9 million, compared with $441.3 million in the fourth quarter of 2016. The increase was primarily attributable to higher sales volume and selling prices in the Company's fresh-cut product line and higher sales volume in the Company's avocado product line. Gross profit for the quarter was $31.4 million, compared with gross profit of $37.7 million in the fourth quarter of 2016.

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Fresh Del Monte Produce Inc.

Fourth Quarter 2017 Business Segment Performance (continued)
(As reported in business segment data)

Gold pineapple - Net sales increased 3% to $127.5 million. Volume increased 7%. Pricing decreased 4%. Unit cost was 2% higher.
Fresh-cut - Net sales increased 6% to $138.9 million. Volume increased 3%. Pricing increased 3%. Unit cost was 9% higher.
Avocados - Net sales increased 13% to $68.4 million. Volume increased 20%. Pricing decreased 6%. Unit cost was 3% lower.
Non-tropical - Net sales decreased 8% to $41.0 million. Volume decreased 13%. Pricing increased 6%. Unit cost was 5% higher.
Prepared Food
Net sales for the quarter were $77.5 million, compared with $82.2 million in the fourth quarter of 2016, primarily the result of lower selling prices in the Company's industrial pineapple concentrate product line. Gross profit for the quarter was $4.9 million, compared with $14.2 million in the fourth quarter of 2016.
Cash Flows
Net cash provided by operating activities for the full-year was $194.2 million, compared with $344.6 million in the same period of 2016.
Total Debt
Total debt increased from $232.3 million at the end of 2016 to $357.6 million at the end of 2017.

Non-GAAP Measures
The Company's results are determined in accordance with U.S. generally accepted accounting principles (GAAP). Some of the information presented in this press release reflects adjustments to GAAP measures such as amounts related to restructuring, asset impairment charges, loss (gain) on sales of assets and certain other special items, if any. Management believes these adjustments provide a more comparable analysis of the ongoing operating performance of the business. These adjustments result in non-GAAP financial measures and are referred to in this press release as comparable operating income, comparable net income and comparable net income per share. Because all companies do not use identical calculations, our presentation of these non-GAAP financial measures may not be comparable to similarly titled measures used by other companies.

Comparable operating income (loss) and comparable net income (loss) provide us with an understanding of the results from the primary operations of our business. We use comparable operating income (loss) and comparable net income (loss) to evaluate our period-over-period operating performance because management believes they provide more comparable measures of our continuing business as they adjust for special items that are not reflective of the normal earnings of our business. These measures may be useful to an investor in evaluating the underlying operating performance of our business because these measures:

1.	Are used by investors to measure a company's comparable operating performance;

2.	Are financial measurements that are used by lenders and other parties to evaluate creditworthiness; and

3.	Are used by our management for various purposes, including as measures of performance of our operating entities and as a basis of strategic planning and forecasting.

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Fresh Del Monte Produce Inc.

Conference Call and Web Cast Data
Fresh Del Monte will host a conference call and simultaneous webcast at 11:00 a.m. Eastern Time today to discuss the fourth quarter and full year 2017 financial results and to review the Company’s progress and outlook. The Web cast can be accessed on the Company’s Investor Relations home page at http://ir.freshdelmonte.com. The call will be available for re-broadcast on the Company’s website approximately two hours after the conclusion of the call.

About Fresh Del Monte Produce Inc.
Fresh Del Monte Produce Inc. is one of the world’s leading vertically integrated producers, marketers and distributors of high-quality fresh and fresh-cut fruit and vegetables, as well as a leading producer and distributor of prepared food in Europe, Africa and the Middle East. Fresh Del Monte markets its products worldwide under the Del Monte® brand, a symbol of product innovation, quality, freshness and reliability for over 125 years.

Forward-looking Information
This press release contains certain forward-looking statements regarding the intent, beliefs or current expectations of the Company or its officers with respect to the Company’s plans and future performance. These forward-looking statements are based on information currently available to the Company and the Company assumes no obligation to update these statements. It is important to note that these forward-looking statements are not guarantees of future performance and involve risks and uncertainties. In this press release, these statements appear in a number of places and include statements regarding the intent, beliefs or current expectations of us or our officers (including statements preceded by, followed by or that include the words “believes”, “expects”, “anticipates” or similar expressions) with respect to various matters, including our plans and future performance.  These forward-looking statements involve risks and uncertainties.  Fresh Del Monte’s actual plans and performance may differ materially from those in the forward-looking statements as a result of various factors, including (i) the uncertain global economic environment and the timing and strength of a recovery in the markets we serve, and the extent to which adverse economic conditions continue to affect our sales volume and results, including our ability to command premium prices for certain of our principal products, or increase competitive pressures within the industry, (ii) the impact of governmental initiatives in the United States and abroad to spur economic activity, including the effects of significant government monetary or other market interventions on inflation, price controls and foreign exchange rates, (iii) the impact of governmental trade restrictions, including adverse governmental regulation that may impact our ability to access certain markets such as uncertainty surrounding the recent vote in the United Kingdom to leave the European Union (often referred as Brexit), including spillover effects to other Eurozone countries, (iv) our anticipated cash needs in light of our liquidity, (v) the continued ability of our distributors and suppliers to have access to sufficient liquidity to fund their operations, (vi) trends and other factors affecting our financial condition or results of operations from period to period, including changes in product mix or consumer demand for branded products such as ours, particularly as consumers remain price-conscious in the current economic environment; anticipated price and expense levels; the impact of crop disease, severe weather conditions, such as flooding, or natural disasters, such as earthquakes, on crop quality and yields and on our ability to grow, procure or export our products; the impact of prices for petroleum-based products and packaging materials; and the availability of sufficient labor during peak growing and harvesting seasons, (vii) the impact of pricing and other actions by our competitors, particularly during periods of low consumer confidence and spending levels, (viii) the impact of foreign currency fluctuations, (ix) our plans for expansion of our business (including through acquisitions) and cost savings, (x) our ability to successfully integrate acquisitions into our operations, (xi) the impact of impairment or other charges associated with exit activities, crop or facility damage or otherwise, (xii) the timing and cost of resolution of pending and future legal and environmental proceedings or investigations, (xiii) the impact of changes in tax accounting or tax laws (or interpretations thereof), and the impact of settlements of adjustments proposed by the Internal Revenue Service or other taxing authorities in connection with our tax audits, and (xiv) the cost and other implications of changes in regulations applicable to our business, including potential legislative or regulatory initiatives in the United States or elsewhere directed at mitigating the effects of climate change. All forward-looking statements in this report are based on information available to us on the date hereof, and we assume no obligation to update any such forward-looking statements. The Company’s plans and performance may also be affected by the factors described in Item 1A. - “Risk Factors” in Fresh Del Monte Produce Inc.’s Annual Report on Form 10-K for the year ended December 30, 2016 along with other reports that the Company has on file with the Securities and Exchange Commission.

For information, contact:
Christine Cannella
Assistant Vice President, Investor Relations
305-520-8433

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